Exhibit 4.1

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of January 23, 2014, is entered into by and among RSP Permian, Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (collectively, but subject to Section 3.2 hereof, the “Principal Stockholders”).

RECITALS

WHEREAS, the Company is currently contemplating an underwritten public offering (the “IPO”) of shares of Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, completion of the IPO, the Company and the Principal Stockholders wish to set forth certain understandings among such parties, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 2.1(b) of this Agreement.

“Collins Directors” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Collins Entities” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

“Equity Securities” means any equity securities of the Company or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any equity securities of the Company.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“NGP Representative” shall mean any manager, employee, director or officer of Production Opportunities II, L.P., a Delaware limited partnership, Natural Gas Partners IX, L.P., a Delaware limited partnership, or any Affiliate thereof.  For purposes of this definition, RSP Permian Holdco, L.L.C. shall not be considered an “Affiliate” of Production Opportunities II, L.P. or Natural Gas Partners IX, L.P.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholders” has the meaning set forth in the preamble to this Agreement.

“Proceeding” has the meaning set forth in Section 4.7 of this Agreement.

“RSP Permian Holdco Directors” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“RSP Permian Holdco Entities” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Selected Courts” has the meaning set forth in Section 4.7 of this Agreement.

“Sponsor” means the RSP Permian Holdco Entities, the Collins Entities or the Wallace Entities, and “Sponsors” means the RSP Permian Holdco Entities, the Collins Entities and the Wallace Entities collectively.

“Wallace Director” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Wallace Entities” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

Section 1.2                                    Rules of Construction.  Unless the context otherwise requires:

(a)                                 References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b)                                 References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c)                                  The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d)                                 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e)                                  References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II
GOVERNANCE MATTERS

Section 2.1                                    Designees.

(a)                                 The Company and the Principal Stockholders shall take all Necessary Action to cause the Board to consist of members designated as follows:

(i)                                     Two nominees shall be designated by RSP Permian Holdco, L.L.C. (the “RSP Permian Holdco Directors”); provided, that (A) the number of nominees designated by RSP Permian Holdco, L.L.C. shall be reduced to one director at such time as RSP Permian Holdco, L.L.C. and its Affiliates (the “RSP Permian Holdco Entities”) collectively Beneficially Own less than 15% and greater than or equal to 5% of the outstanding shares of Common Stock, at which point one RSP Permian Holdco Director shall tender his resignation to the Board, and (B) RSP Permian Holdco, L.L.C. shall no longer be entitled to designate a nominee at such time as the RSP Permian Holdco Entities collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, at which point the RSP Permian Holdco Directors shall tender their resignation to the Board.  At any given time, and provided that the directors are allocated among separate classes, the RSP Permian Holdco Directors shall be in different classes of directors;

(ii)                                  One nominee shall be designated by Ted Collins, Jr. (the “Collins Director”); provided, that Ted Collins, Jr. shall no longer be entitled to designate a nominee at such time as Ted Collins, Jr. and his Affiliates (the “Collins Entities”) collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, at which point the Collins Director shall tender his resignation to the Board; provided, further, however, that with respect to shares held directly by Collins & Wallace Holdings, LLC, the Collins Entities shall be deemed to Beneficially Own only the number of shares that is proportional to the Collins Entities’ ownership of Collins & Wallace Holdings, LLC; and

(iii)                               One nominee shall be designated by Wallace Family Partnership, LP (the “Wallace Director”); provided, that Wallace Family Partnership, LP shall no longer be entitled to designate a nominee at such time as Wallace Family Partnership, LP and its Affiliates (the “Wallace Entities”) collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, at which point the Wallace Director shall tender his resignation to the Board; provided, further, however, that with respect to shares held directly by Collins & Wallace Holdings, LLC, the Wallace Entities shall be deemed to Beneficially Own only the number of shares that is proportional to the Wallace Entities’ ownership of Collins & Wallace Holdings, LLC.

(b)                                 So long as RSP Permian Holdco, L.L.C. is entitled to designate a nominee pursuant to (a)(i), in the event that any RSP Permian Holdco Director is not a NGP Representative, then RSP Permian Holdco,L.L.C. shall have the right to appoint one individual to attend all meetings of the Board in a non-voting, observer capacity (the “Board Observer”).  The Board Observer shall be entitled to (i)  be given notice by the Company of any meeting of the Board or any committee thereof at the same time as the directors of the Company, (ii)  be present at all meetings of the Board or any committee thereof, (iii)  receive copies of all minutes of Board meetings and Board committee meetings and (iv) receive copies of any reports, minutes or other documents distributed to the Board or any committee thereof at the time such materials are given to the directors of the Company. Prior to such appointment, the Board Observer shall cooperate in good faith with the Company to enter into a reasonable and customary confidentiality agreement with respect to confidential materials received by the Board Observer in his capacity as such. The Company shall reimburse the Board Observer for all reasonable out-of-pocket expenses (including travel and lodging) incurred in connection with his attendance at meetings of the Board.

(c)                                  So long as the RSP Permian Holdco Entities collectively Beneficially Own 15% or more of the outstanding shares of Common Stock, the Board shall include at least one RSP Permian Holdco Director on each committee of the Board as designated by RSP Permian Holdco, L.L.C. (subject to any independence requirement imposed by law or by the rules of any national securities exchange on which the Common Stock may be listed or traded).

(d)                                 So long as a Sponsor is entitled to designate a nominee pursuant to Section 2.1(a), the Sponsor shall have the right to remove its nominee(s) (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company.

Should a director designated by a Sponsor be removed for any reason, whether by such Sponsor  or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time, the Sponsor shall be entitled to designate an individual to fill the vacancy created by such removal so long as the Sponsor is entitled to designate a nominee pursuant to Section 2.1(a) on the date of such replacement designation.

(e)                                  Each Principal Stockholder hereby agrees to vote, in respect of the Board, such Principal Stockholder’s shares of Common Stock and Equity Securities for any nominee designated by a Sponsor so long as the Sponsor is entitled to designate such nominee pursuant to Section 2.1(a).  In the event that a Sponsor wishes to remove its designee to the Board in accordance with Section 2.1(d), each Principal Stockholder hereby agrees to vote, in respect of the Board, its shares of Common Stock or Equity Securities for the removal of such designee from the Board.

Section 2.2                                    Restrictions on Other Agreements.  No Principal Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock or Equity Securities if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or arrangements are with other Principal Stockholders, holders of shares of Common Stock or Equity Securities that are not parties to this Agreement or otherwise).

ARTICLE III
 EFFECTIVENESS AND TERMINATION

Section 3.1                                    Effectiveness.  Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective.  However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 3.2                                    Termination.  This Agreement shall terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by all of the Principal Stockholders, requesting the termination of this Agreement.  Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                    Notices.  All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or mailed by registered or certified mail to such party at the address set forth below (or such other address as shall be specified by like notice).  Notices will be deemed to have been given hereunder when personally delivered, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

(a)                                 if to the Company, to:

RSP Permian, Inc.
3141 Hood Street, Suite 701
Dallas, Texas 75219
Attention: Scott McNeill

(b)                                 if to RSP Permian Holdco, L.L.C., to:

RSP Permian Holdco, L.L.C.
3141 Hood Street, Suite 701

Dallas, Texas 75219

Attention: Scott McNeill

with a copy to:

Natural Gas Partners

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

Attention: Jesse Bomer

(c)                                  if to Ted Collins, Jr., to:

Ted Collins, Jr.
508 West Wall Street, Suite 1200
Midland, TX 79701

(d)                                 if to Wallace Family Partnership, LP, to:

Wallace Family Partnership, LP
508 West Wall Street, Suite 1200
Midland, TX 79701

(e)                                  if to Rising Star Energy Development Co., LLC, to:

Rising Star Energy Development Co., LLC
3141 Hood Street, Suite 701

Dallas, Texas 75219

Attention: Tamara Pollard

with a copy to:

Natural Gas Partners

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

Attention: Jesse Bomer

(f)                                   if to Pecos Energy Partners, L.P., to:

Pecos Energy Partners, L.P.
125 W. Missouri Ave, Suite 450

Midland, Texas 79701

Attention: Steve Gray

Section 4.2                                    Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5                                    Further Assurances.  Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6                                    Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.  Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7                                    Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Principal Stockholders at their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8                                    Amendments; Waivers.

(a)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9                                    Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that a Sponsor may assign any of its respective rights hereunder to any of its Affiliates.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

RSP PERMIAN, INC.

/s/ Steven Gray
Name: Steven Gray
Title: Chief Executive Officer

RSP PERMIAN HOLDCO, L.L.C.

/s/ Steven Gray
Name: Steven Gray
Title: Chief Executive Officer

TED COLLINS, JR.

/s/ Ted Collins, Jr.

WALLACE FAMILY PARTNERSHIP, LP
By:	Michael Wallace Management, LLC, its General Partner

/s/ Michael W. Wallace
Name: Michael W. Wallace
Title: Manager

RISING STAR ENERGY DEVELOPMENT CO., L.L.C.

/s/ Michael K. Grimm
Name: Michael K. Grimm
Title: President

PECOS ENERGY PARTNERS, L.P.
By:	Pecos Operating Company, LLC, its General Partner

/s/ Steven Gray
Name: Steven Gray
Title: Manager